As filed with the Securities and Exchange Commission on August 28, 2025

Registration No. 333-201327

Registration No. 333-198768

Registration No. 333-252782

Registration No. 333-286829

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-201327

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-198768

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-252782

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-286829

UNDER

THE SECURITIES ACT OF 1933

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1758322
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

108 Wilmot Road Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan

Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan

Walgreens Boots Alliance, Inc. Executive Deferred Profit Sharing Plan

Walgreen Co. Executive Stock Option Plan, as assumed by Walgreens Boots Alliance, Inc.

Walgreen Co. Long-Term Performance Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.

Share Walgreens Walgreen Co. Stock Purchase/Option Plan, as assumed by Walgreens Boots Alliance, Inc.

drugstore.com, inc. 2008 Equity Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.

drugstore.com, inc. 1998 Stock Plan, as assumed by Walgreens Boots Alliance, Inc.

Walgreens Boots Alliance, Inc. 2021 Omnibus Incentive Plan

Walgreens Boots Alliance, Inc. Amended and Restated 2021 Omnibus Incentive Plan

Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan, as amended and restated

(Full title of the plans)

Lanesha Minnix

Executive Vice President,

Global Chief Legal Officer and Corporate Secretary

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

(Name and address of agent for service)

Telephone: (847) 315-3700

(Telephone Number, including area code, of agent for service)

With a copy to:

Joshua N. Korff, P.C.

Katherine Shaia

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by Walgreens Boots Alliance, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-201327, filed with the SEC on December 31, 2014, registering $400,000,000 in Deferred Compensation Obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Walgreens Boots Alliance, Inc. Executive Deferred Profit Sharing Plan and 78,872,782 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan and the Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan and shares of Common Stock issuable under outstanding stock options, restricted stock unit awards, performance share awards, deferred stock unit awards, and other rights to acquire Common Stock granted under the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan; Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan; Walgreen Co. Executive Stock Option Plan, as assumed by Walgreens Boots Alliance, Inc.; Walgreen Co. Long-Term Performance Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.; Share Walgreens Walgreen Co. Stock Purchase/Option Plan, as assumed by Walgreens Boots Alliance, Inc.; drugstore.com, inc. 2008 Equity Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.; and drugstore.com, inc. 1998 Stock Plan, as assumed by Walgreens Boots Alliance, Inc., as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-201327), filed with the SEC on February 5, 2021.

•

Registration Statement No. 333-198768 on Form S-4, initially filed with the SEC on September 16, 2014, registering 17,899,307 shares of Common Stock issuable pursuant to the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan; Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan; Walgreen Co. Executive Stock Option Plan, as assumed by Walgreens Boots Alliance, Inc.; Walgreen Co. Long-Term Performance Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.; Share Walgreens Walgreen Co. Stock Purchase/Option Plan, as assumed by Walgreens Boots Alliance, Inc.; drugstore.com, inc. 2008 Equity Incentive Plan, as assumed by Walgreens Boots Alliance, Inc.; drugstore.com, inc. 1998 Stock Plan, as assumed by Walgreens Boots Alliance, Inc.; and Walgreens Boots Alliance, Inc. 2021 Omnibus Incentive Plan; and as amended by Post-Effective Amendment No. 1 on Form S-8 Registration Statement (No. 333-198768), filed with the SEC on December 31, 2014, and as further amended by Post-Effective Amendment No. 2 on Form S-8 Registration Statement (No. 333-198768), filed with the SEC on February 5, 2021.

•

Registration Statement No. 333-252782, filed with the SEC on February 5, 2021, registering 65,000,000 shares of Common Stock issuable pursuant to the Walgreens Boots Alliance, Inc. 2021 Omnibus Incentive Plan.

•

Registration Statement No. 333-286829, filed with the SEC on April 29, 2025, registering 61,500,000 shares of Common Stock issuable pursuant to the Walgreens Boots Alliance, Inc. Amended and Restated 2021 Omnibus Incentive Plan and 20,000,000 shares of Common Stock issuable pursuant to the Walgreens Boots Alliance, Inc. Employee Stock Purchase Plan, as amended and restated.

On August 28, 2025, pursuant to the Agreement and Plan of Merger, dated as of March 6, 2025 (the “Merger Agreement”), by and among the Company, Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”), Blazing Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the other affiliates of Parent named therein, Merger Sub merged with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on August 28, 2025.

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Lanesha Minnix
Name:	Lanesha Minnix
Title:	Executive Vice President, Global Chief Legal Officer and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

4